Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned, constitutes and appoints RICK L. HULL, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute the following Ohio Legacy Corp document:

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-117191, including any and all amendments (including post-effective amendments) thereto, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming that such attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

This power of attorney has been signed by the following persons in the capacities and on the dates indicated below.

Date

/s/ Wilbur R. Roat	Chairman of the Board and Director	March 28, 2013
Wilbur R. Roat

/s/ Louis M. Altman	Director	March 28, 2013
Louis M. Altman

/s/ Bruce A. Cassidy, Sr.	Director	March 28, 2013
Bruce A. Cassidy, Sr.

/s/ Brian C. Layman	Director	March 28, 2013
Brian C. Layman

/s/ James P. Tressel	Director	March 28, 2013
James P. Tressel

/s/ Francis P. Wenthur	Director	March 28, 2013
Francis P. Wenthur

/s/ David B. Wurster	Director	March 28, 2013
David B. Wurster